As filed with the Securities and Exchange Commission on October 11, 2011
Registration Nos. 333-164319 and 333-176925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

VITACOST.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	37-1333024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5400 Broken Sound Blvd. NW - Suite 500
Boca Raton, Florida 33487-3521
(Address of principal executive offices)

Vitacost.com, Inc. 2000 Stock Option Plan
Vitacost.com, Inc. 2007 Stock Award Plan
Vitacost.com, Inc. 2011 Incentive Compensation Plan
(Full title of the plan)

Jeffrey J. Horowitz
Chief Executive Officer
Vitacost.com, Inc.
5400 Broken Sound Blvd. NW - Suite 500
Boca Raton, Florida 33487-3521
(Name and address of agent for service)

(561) 982-4180
(Telephone number, including area code, of  agent for service)

Copy to:
Daniel S. Peale, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
1700 K Street, NW
Fifth Floor
Washington, DC 20006
(202) 973-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock $0.00001 par value	N/A	N/A	N/A	N/A

(1)
The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-164319 and 333-176925). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On September 28, 2011, following approval by the requisite vote of stockholders at Vitacost.com, Inc.’s Special Meeting of Stockholders held on September 7, 2011, Vitacost.com, Inc., a Delaware corporation (the “Predecessor Registrant”) was merged (the “Reorganization”) with and into Vitacost Merger Corporation, a Delaware corporation (the “Registrant”) and a wholly owned subsidiary of Vitacost.com, Inc. established for such purpose.  The Registrant is deemed to be the successor issuer of Vitacost.com, Inc. under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Reorganization did not result in any change in the name, business, management, fiscal year, assets, liabilities or location of the principal facilities of Predecessor Registrant.

The Registrant as the successor issuer of Vitacost.com, Inc. is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the registration statements on Form S-8, File Nos. 333-164319 and 333-176925 (the “Registration Statements”), pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statements as a result of the Reorganization, the completion of which was disclosed on the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2011.

In connection with the Reorganization, the Registrant assumed the Vitacost.com, Inc. 2000 Stock Option Plan, Vitacost.com, Inc. 2007 Stock Award Plan and Vitacost.com, Inc. 2011 Incentive Compensation Plan (collectively, the “Plans”) and all of the outstanding options and equity awards under the Plans.  At the effective time of the Reorganization, each outstanding option to purchase shares of Vitacost.com, Inc. Common Stock was converted into an option to purchase the same number of shares of the Registrant’s Common Stock, with no changes in the option exercise price or other terms and conditions of such options.

In accordance with Rule 414 of the Securities Act, except as modified by this Amendment, the Registrant, as successor issuer to Vitacost.com, Inc., hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.  The applicable registration fees were paid at the time of the original filing of the Registration Statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents and information previously filed with the Commission by the Predecessor Registrant or Registrant are hereby incorporated in this Registration Statement by reference:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the period ended December 31, 2010, filed with the Commission on June 16, 2011;

(b)
All other reports filed by the Predecessor Registrant or Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (other than the portions of these documents deemed not to be filed, unless otherwise specifically stated therein); and

(c)
The description of the Registrant’s common stock contained in the Predecessor Registrant’s Registration Statement filed under Section 12 of the Exchange Act, as amended by the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2011, as such Registration Statement may be further amended from time to time.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement (other than Current Reports on Form 8-K furnished under Item 7.01 or Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit.  In accordance with the DGCL, Article Eight of the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s Certificate of Incorporation authorizes it to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

As permitted by the DGCL, the Registrant’s Bylaws provide that, under certain circumstances, the Registrant shall indemnify its directors and officers against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties or amounts to be paid in settlement) reasonably incurred by such persons.  The Registrant has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation of Vitacost.com, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2011).
4.2	Bylaws of Vitacost.com, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2011).
4.3
Form of Vitacost.com, Inc.’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on September 21, 2009).

4.4	Vitacost.com, Inc. 2011 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 8, 2011).
4.5	Vitacost.com, Inc. 2007 Stock Award Plan (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on June 12, 2009).
4.6	Vitacost.com, Inc. 2000 Stock Option Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, filed with the SEC on June 20, 2007).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.
23.2	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Counsel (contained in Exhibit 5.1).

ITEM 9.   UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 11th day of October, 2011.

VITACOST.COM, INC.

By:	/s/ Jeffrey J. Horowitz
Jeffrey J. Horowitz
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT that each individual whose signature appears below constitutes and appoints Jeffrey J. Horowitz and Mary L. Marbach, and each of them, acting individually, as his or her true and lawful agent, proxy and attorneys-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey J. Horowitz	Chief Executive Officer and Director	October 11, 2011
Jeffrey J. Horowitz	(Principal Executive Officer)

/s/ Stephen E. Markert, Jr.	Interim Chief Financial Officer	October 11, 2011
Stephen E. Markert, Jr.	(Principal Financial and Accounting Officer)

/s/ Michael A. Kumin	Director	October 11, 2011
Michael A. Kumin	(Interim Chairman of the Board)

/s/ Christopher S. Gaffney	Director	October 11, 2011
Christopher S. Gaffney

/s/ Stuart Goldfarb	Director	October 11, 2011
Stuart Goldfarb

/s/ Edwin J. Kozlowski	Director	October 11, 2011
Edwin J. Kozlowski

/s/ Robert G. Trapp	Director	October 11, 2011
Robert G. Trapp

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Vitacost.com, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2011).
4.2	Bylaws of Vitacost.com, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2011).
4.3
Form of Vitacost.com, Inc.’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on September 21, 2009).

4.4	Vitacost.com, Inc. 2011 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 8, 2011).
4.5	Vitacost.com, Inc. 2007 Stock Award Plan (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on June 12, 2009).
4.6	Vitacost.com, Inc. 2000 Stock Option Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, filed with the SEC on June 20, 2007).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.
23.2	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Counsel (contained in Exhibit 5.1).